CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Current Report on Form 8-K/A (No. 000-53300) of EXP World Holdings, Inc. of our report dated October 9, 2018 with respect to the balance sheets of VirBELA, LLC as of December 31, 2017 and 2016, and the related statements of comprehensive loss, members’ deficit, and cash flows for years then ended and our report dated January 7, 2019 with respect to the balance sheet of VirBELA, LLC as of September 30, 2018 and the related condensed statements of comprehensive income (loss), members’ equity (deficit), and cash flows for the nine months then ended.

WSRP, LLC

Salt Lake City, Utah

January 21, 2019